SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549


                              ____________


                               FORM 8-K



                            CURRENT REPORT
                PURSUANT TO SECTION 13 OR 15(d) OF THE
                   SECURITIES EXCHANGE ACT OF 1934
 Date of Report (Date of earliest event reported)  February 7, 2000



                     One Valley Bancorp, Inc.
       (Exact name of registrant as specified in its charter)





  West Virginia                0-10042                55-0609408
(State or other          (Commission File Number)      (I.R.S.
jurisdiction of                                       Employer
incorporation or                                 Identification No)
organization)



        One Valley Square, Charleston, West Virginia   25326
              (Address of principal executive offices)
                          (Zip Code)




                         (304) 348-7000
    (Registrant's telephone number, including area code)



                          Not applicable
(Former name, address, and fiscal year, if changed since last report)



                      One Valley Bancorp, Inc.

Item 5. Other Events

    On February 7, 2000, One Valley Bancorp, Inc., a West Virginia corporation (the "Registrant"), issued the following press release:


                  BB&T to acquire One Valley Bancorp


    WINSTON-SALEM, N.C. - BB&T Corporation (NYSE: BBT) and One Valley Bancorp, Inc. (NYSE: OV) of Charleston, W.Va., today announced an agreement that will combine two of the country's highest performing bank holding companies and give BB&T the No. 1 market share in West Virginia.

    BB&T will acquire One Valley in a $1.2 billion stock swap, creating the nation's 18th largest financial institution and boosting BB&T's assets to more than $52 billion. The acquisition will give BB&T its second West Virginia-based bank and entry into 10 new markets in central Virginia.

    One Valley, with $6.6 billion in assets, is the parent company to nine community banks and 123 branches - 76 in West Virginia and 47 in central Virginia.

    The transaction, approved by the directors of both companies,is valued at $35.20 per One Valley share based on BB&T's closing price Friday of $27.50. The exchange ratio will be fixed at 1.28 BB&T shares for each One Valley share. The transaction will be accounted for as a pooling of interests.

    "BB&T's acquisition strategy is to pursue very high quality banks and thrifts in Southeastern markets that improve our financial performance and franchise value," said BB&T Chairman and Chief Executive Officer John Allison. "We could not be more pleased with the prospects of a merger with One Valley, which clearly meets this objective.

    "Both institutions have solid capital positions, excellent credit quality, strong branch office networks and very compatible corporate cultures. This transaction will enable us to grow our franchise value and build on our momentum in selling fee-based products and services."

    BB&T entered West Virginia last year with its acquisition of Matewan Bancshares, a Williamson-based bank holding company with $676 million in assets.

    The One Valley merger will increase BB&T's West Virginia assets to $5.3 billion and its Virginia assets to $6.6 billion. BB&T will rank sixth in market share in Virginia.

    One Valley customers will be introduced to BB&T's strong branch-based sales culture and the following new and expanded products and services: capital markets access, cash management services, leasing and international banking.

    BB&T will provide 150 to 200 new jobs in the Charleston area to minimize the effect of other staff reductions.

    BB&T will create three community bank regions in West Virginia and one in central Virginia. BB&T currently has 19 autonomous regions, which operate like community banks. More than 95 percent of lending decisions are made locally.

    "It has long been a strategy of ours to operate what we refer to as a super community bank," said One Valley Chairman, President and Chief Executive Officer J. Holmes Morrison, who will be named chairman and CEO of BB&T's West Virginia operations and join the BB&T Corporation board.

    "Being a super community bank means we're committed to local decision making that results in responsible, reliable and empathetic client service. The fact that BB&T shares this approach makes this a perfect fit."

    Both institutions are also among the highest performing banks in the country. BB&T was rated last year as the second highest performing S&P 500 bank holding company in the nation by Business
Week magazine.

    One Valley was ranked by U.S. Banker magazine in 1999 as the 10th highest performing bank holding company. It recently reported its 18th consecutive year of increased net income and dividends and 13th straight year of record earnings per share.

    In addition to its nine banking subsidiaries serving 81 cities and towns in West Virginia and central Virginia, One Valley operates a trust division, discount brokerage and insurance arm.

    "Our employees are well-recognized as the best in the financial services industry in the markets we serve," Morrison said.

    One Valley's West Virginia community banks are located in the state's most economically vibrant areas, primarily along major interstate highways.

    One Valley began its expansion into central Virginia in 1996, targeting the Charlottesville, Lynchburg and Lexington markets.

    One Valley Chief Operating Officer Phyllis Arnold will be named COO and president of BB&T's West Virginia operations and president of a Charleston-based BB&T community bank region.

    A $10 million trust fund will be established for charitable contributions and economic development in communities served by One Valley. One Valley already has a similar $4 million trust fund.

    The merger, which is subject to the approval of One Valley shareholders and banking regulators, is expected to be completed in the third quarter.

    Over the past five years, BB&T has had a dividend payout ratio in the range of approximately 36.5% to 39.5% of recurring earnings and a compound growth rate of the annual dividend of 14.9%. Consistent with this history, BB&T management intends to recommend to the Board of Directors that the regular quarterly dividend be increased from $.20 to $.23 per share in the third quarter of 2000.

    Winston-Salem-based BB&T Corporation, with $45.5 billion in assets, operates 687 banking offices in the Carolinas, Georgia, Virginia, Maryland, West Virginia, Kentucky and Washington D.C.




                           SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                     One Valley Bancorp, Inc.


DATE:  February 7, 2000


                     BY /s/ Laurance G. Jones
                            Laurance G. Jones
                           (Executive Vice President &
                            Chief Financial Officer)